EXHIBIT 23.04

                [BURNS & MCDONNELL LETTERHEAD]



February 5, 1997



Panda Interfunding Corporation
Panda Funding Corporation
c/o Panda Energy International, Inc.
4100 Spring Valley Road
Suite 1001
Dallas, Texas  75244

Re:  Independent Engineer's Report

Ladies and Gentlemen:

We consent to the use of our report entitled "Panda-Rosemary Cogeneration Condition Assessment Report for Potential
Investors  at the Request of Panda Energy Corporation" and
the Update Report dated January 10, 1997, and Officer's Certificate dated February 5, 1997, related thereto
in   the  Prospectus  (the  "Prospectus")  relating  to  the
offering of Pooled Project Bonds, Series A-1 due 2012 offered by Panda Funding Corporation and included in the registration statement on Form S-1 by Panda Interfunding Corporation and Panda Funding Corporation, and to the inclusion of such report, update and certificate as an Appendix to the Prospectus.

We also consent to the statements by ICF Resources, Incorporated in their reports (and the summaries thereof) included in the Prospectus, that they have relied on our report referenced above, and we authorize such reliance.

We  also  hereby consent to the reference to us  as  experts
under   the   heading  "Experts-Independent  Engineers   and
Consultants" in the Prospectus.


                              BURNS & MCDONNELL ENGINEERING COMPANY, INC.


                              By:   /s/ Michael W. McComas
                              Name: Michael W. McComas
                              Title: Vice President